Exhibit 10.2
Execution Copy
CONVERSION AGREEMENT
(Holders of Notes)
This Conversion Agreement (“Agreement”) is made and entered into as of May 19, 2008 (the “Execution Date”), by and among: Heckmann Corporation, a Delaware corporation (“Parent”); China Water and Drinks, Inc., a Nevada corporation (the “Company”); and the Persons and Entities signatory hereto (each a “Holder,” and collectively, the “Holders”). The Parent, the Company and the Holders who execute this Agreement shall hereinafter be referred to collectively as the “parties” and individually as a “party.”
Recitals
A. The Holders are holders of the Company’s 5% secured convertible notes due January 29, 2011 (the “Notes”), which Notes are convertible into shares of the Company’s common stock, par value US$0.001 per share (“Company Common Stock” and together with the Notes, the “Securities”), and holds the principal amount of Notes set forth opposite their names on Schedule A.
B. Concurrently with the execution of this Agreement, Parent, Heckman Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”). Upon consummation of the Merger, the Company will cease to exist and Merger Sub will remain as a wholly owned Subsidiary of Parent.
C. Pursuant to the Merger Agreement, each share of Company Common Stock will be converted, upon the Merger, into the right to receive (i) shares of common stock, par value US$0.01 per share, of Parent (“Parent Common Stock”) at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock.
D. Concurrently with the execution of this Agreement, Parent and certain holders of Notes and Company Common Stock are entering into a registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which Parent will agree to register all of the shares of Parent Common Stock issuable to such holders as a result of the Merger (including all Contingent Payment Stock (as defined below)).
E. The Holders have indicated a willingness to (i) convert their Notes into Company Common Stock (such transaction is referred to herein as the “Conversion”), (ii) elect to receive in the Merger only Parent Common Stock at the Exchange Ratio for each share of Company Common Stock acquired in respect of the Conversion as of the Effective Time, (iii) waive or suspend certain defaults, potential defaults and obligations of the Company under the Note Purchase Documents for the times set forth herein, and (iv) as of the Effective Time, release various liens and other rights under and terminate the Note Purchase Documents. In consideration for such releases, suspensions, and relinquishment of rights as holders of Notes, Parent will, if the Adjusted Net Income (as defined in Section 1.6(c)) of Parent for its fiscal year ending December 31, 2009, exceeds US$90 million, pay to each Holder a pro rata portion of a contingent payment of US$44,953,720 (the “Contingent Payment”).
F. Certain capitalized terms used in this Agreement are defined in Exhibit A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

Agreement
The parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1: Conversion of Notes; Stock Election; Other Agreements and Contingent payment.
1.1 Conversion of Notes. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time the Holders shall convert all and not less than all of their Notes into Company Common Stock pursuant to the terms of the Notes. Each Holder shall deliver a notice of conversion as set forth on Annex A to the Note immediately prior to the Effective Time. The Holders acknowledge that the current conversion price is $4.25 per share. The Company and each Holder agrees Sections 4 and 10(e) of the Note do not apply to, nor impair or preclude, such conversion, as the Company does not have, and has never had, a class of equity security registered under Section 12 of the Exchange Act. Parent acknowledges the foregoing sentence.
1.2 Stock Election.
1.2(a) Subject to the conditions of this Section 1.2, each Holder, severally and not jointly, hereby elects (the “Stock Election”) to, in the event the Merger occurs, receive in the Merger shares of Parent Common Stock at the Exchange Ratio, and not cash, for each share of Company Common Stock held as of the Effective Time by such Holder. Each Holder agrees that, subject to satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3, the Stock Election is unconditional and irrevocable. Each Holder acknowledges that its Stock Election pursuant to this Section 1.2(a) was made on a completely voluntary basis.
1.2(b) Each Holder acknowledges and agrees that the Stock Election is effective so long as the terms of the Merger and the Merger Agreement have not been amended, modified or waived in a manner that adversely affects the Holders without their consent and provided that the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived prior to the Effective Time, and, subject to the foregoing (i) such Holder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Stock Election and (ii) covenants and agrees to re-execute and re-deliver the Stock Election as and when reasonably requested by Parent in order that such Stock Election remains continuously in effect at all times from the Execution Date through the first to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (the “Merger Termination”) or (iii) the termination of this Agreement under Section 7 (the “Termination”). For the purposes of this Section 1.2(b), any amendment, modification or waiver of the terms of the Merger or the Merger Agreement shall be deemed to adversely affect the Holders only if such amendment, modification or waiver (i) lowers the Exchange Ratio, (ii) changes the terms of the Contingent Payment, (iii) changes the time periods set forth in Section 7.1(b) of the Merger Agreement, (iv) amends or adds a new provision that effectively amends any of Sections 1.1 (Merger of Merger Sub into the Company), 1.2 (Effect of the Merger), 1.3 (Closing; Effective Time); 1.5 (Conversion of Shares), 1.6 (Company Stock Elections), 1.7 (Issuance of Stock Consideration and Payment of Cash Election Price), 1.9(a) or (b) (Exchange of Certificates), 1.12 (Tax Consequences), 3 (Representations and Warranties of Parent), 4.2 (Covenants of Parent), 5.2 (Joint Proxy and Information Statement/Prospectus; Registration Statement), 5.3 (Exchange Listing), 5.8 (Section 368(a) Reorganization), 5.9 (Exchange Listing of Additional Shares), 6.1 (Conditions to Each Party’s Obligation To Effect the Merger), 6.3 (Additional Conditions to Obligations of the Company), 8.1 (Amendment), 8.2 (Waiver), 8.4 (Entire Agreement), 8.6 (Governing Law), 8.14 (Construction; Usage), Exhibit A (Certain Definitions) or the last sentence of Section 8.12 (No Third Party Rights) of the Merger Agreement, or (v) increases the consideration to be provided to any holders of the Company Common Stock without proportionately increasing the consideration to be provided to the Holders.

1.3 Waivers, Releases and Consents as of the Execution Date.
1.3(a) Each Holder, severally and not jointly, without further action of the parties, effective as of the Execution Date, hereby:
(i) waives any default resulting from the Company’s execution, delivery and performance of the Merger Agreement and Related Agreements and, from the Execution Date until the earlier to occur of the Termination or Merger Termination, agrees not to exercise any rights or remedies under the Note Purchase Documents as a result of the Company’s execution and delivery of the Merger Agreement and agreements related thereto, and performance of its obligations thereunder;
(ii) waives all defaults and breaches existing as of the Execution Date under the Note Purchase Documents set forth on Schedule B, provided, that upon the earlier to occur of the Termination or the Merger Termination, such waiver will be automatically revoked without further action of the parties;
(iii) agrees that from the Execution Date until the earlier to occur of the Effective Time, the Termination and the Merger Termination, each Holder shall not require the Company, and the Company shall not be obligated, to comply with its covenants contained in: (A) Sections 4(c), 4(f), 4(u) and 4(w) of the Note Purchase Agreement, and, to the extent that the Company’s indemnity obligations under Section 10 of the Note Purchase Agreement shall result, or shall have resulted, from defaults and breaches existing as of the Execution Date under the Note Purchase Documents as more fully set forth on Schedule B, Section 10(k) of the Note Purchase Agreement; (B) Section 6 of the Notes; and (C) the Notes RRA.
1.3(b) In furtherance of the foregoing, each such Holder will, at Parent’s expense, execute, acknowledge, certify and deliver any and all such further documents and do such further acts as Parent or Parent’s successors and assigns may reasonably request for the purposes of further evidencing, confirming, perfecting and otherwise documenting the foregoing waivers and releases.
1.4 Waivers and Releases as of the Closing
1.4(a) Each Holder, without further action of the parties, effective as of the Closing (as defined in Section 1.5), acknowledges that by converting their Notes, they are also:
(i) releasing and discharging any and all Liens securing the Company’s obligations under the Notes in favor of such Holder on or in any Company Common Stock and/or any capital stock of any Subsidiary of the Company;
(ii) releasing and discharging the Company and Mr. Xu Hong Bin from any and all Liens arising under the Stock Pledge Agreement, dated January 29, 2008, by and among the Company, Mr. Xu Hong Bin and Goldman, in accordance with and subject to the terms thereof;
(iii) releasing and discharging the Company from any and all Liens arising under the Charge Over Shares of Fine Lake International Limited, dated January 25, 2008, by and among the Company, Fine Lake International Limited and Goldman, in accordance with and subject to the terms thereof;
(iv) releasing and discharging the Company from any and all Liens arising under the Charge Over Shares of Gain Dynasty Investments Limited, dated January 25, 2008, by and among the Company, Gain Dynasty Investments Limited and Goldman, in accordance with and subject to the terms thereof;

(v) releasing and discharging Fine Lake International Limited and Mr. Xu Hong Bin from any and all Liens arising under the Charge Over Shares of Pilpol (HK) Biological Limited, dated January 29, 2008, by and among Fine Lake International Limited, Mr. Xu Hong Bin and Goldman, in accordance with and subject to the terms thereof; and
(vi) releasing and discharging Gain Dynasty Investments Limited and Mr. Xu Hong Bin from any and all Liens arising under the Charge Over Shares of Olympic Forward Trading Company dated January 29, 2008, by and among Gain Dynasty Investments Limited, Mr. Xu Hong Bin and Goldman, in accordance with and subject to the terms thereof.
1.4(b) In addition, each Holder agrees that each of the Note Purchase Documents shall terminate upon the Merger Closing.
1.4(c) In furtherance of the foregoing, each Holder, will, at Parent’s expense, execute, acknowledge, certify and deliver any and all such further documents and do such further acts as Parent or Parent’s successors and assigns may reasonably request for the purposes of further evidencing, confirming, perfecting and otherwise documenting the foregoing releases.
1.5 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which date shall be the date of the closing of the transactions contemplated by the Merger Agreement. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall be consummated on the Closing Date immediately prior to the closing of the transactions contemplated by the Merger Agreement (and immediately after the deliveries under the Release Agreement), and subject to the satisfaction of the conditions to closing set forth in Section 6 below.
1.6 Contingent Payment.
1.6(a) Parent shall, if Adjusted Net Income (as defined below) of Parent for its fiscal year ending December 31, 2009, exceeds US$90 million, pay to each Holder such Holder’s pro rata portion of the Contingent Payment, as set forth opposite each such Holder’s name on Schedule A.
1.6(b) The Contingent Payment shall be paid by Parent to the Holders, within fifteen (15) days following the filing of Parent’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009 (the “2009 Annual Report”) by Parent with the SEC, by, at Parent’s sole option, (i) wire transfer of immediately available funds to a bank account designated by such Holder in writing for such purpose, if paid in this method, (ii) the issuance to the Holders of Parent Common Stock having an aggregate value, based on the Closing Sale Price per share of Parent Common Stock calculated on the date of filing the 2009 Annual Report, equal to the amount of the Contingent Payment (“Contingent Payment Stock”) and subject to the registration rights set forth in the Registration Rights Agreement, or (iii) any combination of (i) or (ii), provided, that, (A) the Parent shall inform the Holders of such irrevocable election within three days of the filing of the 2009 Annual Report, (B) Parent shall make the same election as to all Holders, and (C) notwithstanding the foregoing, Parent must make the Contingent Payment in cash (1) if, at the time of payment of the Contingent Payment, Parent Common Stock is not then listed for trading on a national securities exchange, (2) if, at the time of payment of the Contingent Payment, Parent is not then current in its reporting obligations under the Exchange Act and the rules promulgated thereunder, or (3) if, at the time of payment of the Contingent Payment, Parent Common Stock issued or issuable to such Holder in connection with the Merger is not registered for resale pursuant to an effective registration statement, which is then available for use by the Holders thereunder (subject to permitted black-outs thereunder).

1.6(c) For purposes of this Section 1.6:
(i) the term “Adjusted Net Income” shall mean the Consolidated Net Income of Parent for its fiscal year ending December 31, 2009, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such fiscal year included in the 2009 Annual Report, the aggregate amount of (1) any stock compensation expenses, (2) expenses attributable to the office of the Chairman of Parent, and (3) to the extent accrued in 2009, the Contingent Payments that may be made hereunder or under the Release Agreement, any bonuses paid under the bonus plan referenced in Section 6.2(r) of the Merger Agreement, and a contingent investment banking fee of up to $4.5 million payable to Roth Capital Partners LLC.
(ii) the term “Consolidated Net Income” shall mean the net income (or deficit) of Parent for its fiscal year ending December 31, 2009, determined on a consolidated basis in accordance with GAAP, as set forth in Parent’s consolidated financial statements included in the 2009 Annual Report audited by Parent’s registered independent public accounting firm with respect thereto.
(iii) the term “Closing Sale Price” means the average over the ten preceding trading days of the closing trade price for a share of Parent Common Stock on the national securities exchange upon which the Parent Common Stock is listed (the “Principal Market”), as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of the Parent Common Stock prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for the Parent Common Stock at such time, the last closing bid price or last trade price, as applicable, of the Parent Common Stock on the principal securities exchange or trading market where the Parent Common Stock is then listed or traded, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, as applicable, of the Parent Common Stock in the over-the-counter market on the electronic bulletin board, as reported by Bloomberg, or, if no closing bid price or last trade price, as applicable, is reported for the Parent Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for the Parent Common Stock on a particular date on any of the foregoing bases, the Closing Sale Price of the Parent Common Stock on the applicable date shall be the fair market value as mutually determined by the Parent and the Holders; provided, that if Parent and the Holders are unable to agree upon the fair market value of the Parent Common Stock, then such dispute shall be resolved by independent appraisal to be conducted by an independent, reputable investment bank selected by Parent and approved by the Holders, with the costs thereof to be borne equally by Parent and the Holders.
1.6(d) Unless assigned in accordance with Section 8.10, the right of a Holder to receive the Contingent Payment, and Parent’s obligation to make such payment, shall continue to run to the benefit of each Holder even if such Holder shall have transferred or sold all or any portion of its Parent Common Stock or Company Common Stock. Parent hereby agrees that the Contingent Payment Stock, if any, is subject to the benefits and obligations contained in the Registration Rights Agreement.

SECTION 2: Representations and Warranties of the Holders.
Each Holder represents and warrants, severally and not jointly, to Parent as of the Execution Date and as of the Closing as follows:
2.1 Organization and Good Standing. Such Holder, if an Entity, is duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of its respective jurisdiction of incorporation or organization, and is duly qualified to do business as a foreign Entity and is in good standing (where such concept is applicable) under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
2.2 Authority; No Conflict.
2.2(a) Such Holder has all necessary individual or other Entity power and authority, as applicable, to execute and deliver this Agreement and the Registration Rights Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (the “Contemplated Transactions”). The execution and delivery of this Agreement and the Registration Rights Agreement by such Holder and the consummation by such Holder of the Contemplated Transactions have been duly and validly authorized by all necessary individual or other Entity action, as applicable, and no other individual or other Entity proceedings on the part of such Holder are necessary to authorize this Agreement and the Registration Rights Agreement or to consummate the Contemplated Transactions. Each of this Agreement and the Registration Rights Agreement has been duly and validly executed and delivered by such Holder, and constitutes the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents, if any, of such Holder, (ii) contravene, conflict with, or result in a violation of, any Legal Requirements or any order to which such Holder, or any of the assets owned or used by such Holder, are subject, or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which such Holder is a party, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions in any material respect, or would otherwise not prevent such Holder from performing its obligations under this Agreement in any material respect.
2.2(c) Assuming the accuracy of the Company’s representations and warranties contained herein, the execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by such Holder will not, require any Consent of, or filing with or notification to, any Governmental Body in the United States, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and state securities laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions, or would otherwise not prevent such Holder from performing its obligations under this Agreement.
2.3 Ownership. Such Holder owns, beneficially or of record, the Securities set forth opposite such Holder’s name on Schedule A, free and clear of any and all Liens or other restrictions on transfer, other than those arising under the Exchange Act, the Securities Act or other securities laws.

2.4 Review of Merger Agreement. Such Holder has received an execution copy of the Merger Agreement and has had an opportunity to review the Merger Agreement with assistance of counsel and other advisors of its own choosing. Such Holder understands and acknowledges that, pursuant to the Merger Agreement, each share of Company Common Stock held by stockholders of the Company, including those shares held by the Holders prior to and subsequent to the Conversion, will be converted into the right to receive (i) shares of Parent Common Stock at the Exchange Ratio, and/or (ii) at the election of the holders thereof, an amount in cash equal to US$5.00 per share of Company Common Stock in accordance with the terms thereof.
2.5 Securities Law Matters.
2.5(a) Such Holder will acquire Parent Common Stock in the Merger and, if applicable, will acquire the Contingent Payment Stock hereunder, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Holder does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of Parent Common Stock received in the Merger or the Contingent Payment Stock.
2.5(b) Such Holder is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act or an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.
2.5(c) Such Holder understands that the shares of Contingent Payment Stock that may be issued hereunder are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Parent is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth in this Section 2.5 in order to determine the availability of such exemptions and the eligibility of such Holder to acquire the shares of Parent Common Stock to be acquired in the Merger and the shares of Contingent Payment Stock that may be acquired hereunder.
2.5(d) Such Holder and its advisors, if any, have had access to the Parent SEC Reports and have been afforded the opportunity to ask questions of and receive answers from Parent regarding Parent, the Parent SEC Reports and the Contemplated Transactions; however, such opportunity does not affect the ability of such Holder to rely on the representations and warranties of Parent contained herein. Such Holder understands that its investment in the shares of Parent Common Stock to be acquired in the Merger and the Contingent Payment Stock that may be acquired hereunder, involves a high degree of risk. Such Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the shares of Parent Common Stock to be acquired in the Merger and the shares of Contingent Payment Stock that may be acquired hereunder.
2.5(e) Such Holder understands that no United States federal or state agency or any other Governmental Body has passed on or made any recommendation or endorsement of the shares of Parent Common Stock being acquired in the Merger, the shares of Contingent Payment Stock that may be acquired hereunder or the fairness or suitability of the investment in Parent Common Stock (including the Contingent Payment Stock) nor have such authorities passed upon or endorsed the merits of the offering of the Parent Common Stock or the Contingent Payment Stock contemplated hereby.

2.5(f) Such Holder understands that (i) the shares of Parent Common Stock and Contingent Payment Stock have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) pursuant to an exemption from such registration, including pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto), and (ii) neither Parent nor any other Person, other than as provided herein or in the Registration Rights Agreement, is under any obligation to register the shares of Parent Common Stock or Contingent Payment Stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.
2.5(g) Such Holder understands that the certificates or other instruments representing the shares of Parent Common Stock and Contingent Payment Stock may bear any legend as required by federal or state securities laws and a restrictive legend in a form approved by Parent, and that a stop-transfer order may be placed against transfer of such stock certificates; provided, that any such legend shall be removed and Parent shall issue a certificate without such legend to the holder of the shares of Parent Common Stock or Contingent Payment Stock, as applicable, or issue to such holder by electronic delivery at the applicable balance account at Depository Trust Company, unless otherwise required by state securities laws, if (i) such shares of Parent Common Stock or Contingent Payment Stock, as applicable, are registered pursuant to an effective registration statement under the Securities Act, or (ii) in connection with a sale, assignment or other transfer, Parent receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act, including pursuant to Rule 144 or Rule 144A thereunder.
SECTION 3: Representations and Warranties of Parent.
Parent represents and warrants to the Holders as of the Execution Date and as of the Closing as follows:
3.1 Organization and Good Standing. Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which Parent is party or by which Parent or any of its assets are bound. Parent is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Parent.
3.2 Authority; No Conflict. Except for the requirement that Parent obtain the Required Parent Stockholder Vote:
3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Merger Agreement, and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of each of this Agreement, the Registration Rights Agreement and the Merger Agreement by Parent and the consummation by Parent of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Registration Rights Agreement or the Merger Agreement or to consummate the Contemplated Transactions and the Merger (other than, with respect to the Merger, the filing of the Certificate of Incorporation Amendment and, as required by the DGCL and NRS, the Certificates of Merger). Each of this Agreement, the Registration Rights Agreement and the Merger Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of such agreements by the applicable counterparties thereto, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Neither the execution and delivery of this Agreement, the Registration Rights Agreement nor the Merger Agreement, nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent, or (ii) contravene, conflict with, or result in a violation of any Legal Requirement to which Parent, or any of the assets owned or used by Parent, may be subject, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement, the Registration Rights Agreement or the Merger Agreement in any material respect.
3.2(c) Neither the execution and delivery of this Agreement, the Registration Rights Agreement, nor the Merger Agreement by Parent, nor the performance of such agreements and the consummation of the Contemplated Transactions and the Merger, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, any national securities exchange on which the Parent Common Stock is then listed, and state securities laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, (C) the filing of the Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware, and (D) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement, the Registration Rights Agreement and the Merger Agreement in any material respect.
3.3 Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, US$0.001 par value per share (“Parent Preferred Stock”). As of the Execution Date, (a) 67,646,800 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b)  74,646,800 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent (“Parent Warrants”), and (c) no shares of Parent Preferred Stock are issued or outstanding. Except as set forth in this Section 3.3, there are no Contracts, obligations, preemptive rights or other rights relating to the issued or unissued capital stock of Parent, or other Contracts obligating Parent to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent. None of the outstanding equity securities or other securities of Parent was issued in violation of the Securities Act or any other Legal Requirement.
3.4 SEC Reports. Parent has made available through EDGAR to the Holders a correct and complete copy of each of the Parent SEC Reports, which are all the forms, reports and documents required to be filed by Parent with the SEC. As of their respective filing dates, the Parent SEC Reports:  (a) were prepared in accordance and complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (b) did not (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent SEC Reports present fairly the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis throughout the periods presented and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.
3.6 Certain Registration Matters. Assuming the accuracy of the Holders’ representations and warranties set forth in Section 2.5, no registration under the Securities Act is required for the issuance of the Parent Common Stock or Contingent Payment Stock by the Parent to the Holders.
3.7 Non-Compete. There is no non-compete agreement or other similar commitment to which the Parent or any of its Subsidiaries is a party that would impose restrictions upon the Holders or any of their respective Affiliates.
3.8 No Undisclosed Business. Neither the Parent nor any of its Subsidiaries is engaged in insurance, banking and financial services, telecommunications, public utility businesses or any other regulated businesses.
3.9 Foreign Corrupt Practices Act. None of the Parent, its Subsidiaries or any director, officer, agent, employee, or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Parent Affiliate”), has violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, nor has any Parent Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances where such Parent Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of: (a) (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Government Entity, or (b) in order to assist the Parent or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to the Parent or its Subsidiary. “Government Entity” as used in the previous paragraph means any government or any department, agency or instrumentality thereof, including any Entity or enterprise owned or controlled by a government, or a public international organization.
3.10 OFAC. None of (a) the Parent or any of its Subsidiaries, or (b) any of their respective officers, employees, directors or agents ((a) and (b) collectively, “Relevant Persons”) has engaged directly or indirectly in transactions connected with any of North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or otherwise engaged directly or indirectly in transactions connected with any government, country or other Entity or Person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control, including Specially Designated Nationals and Blocked Persons, and no Relevant Person is or controlled by (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) any such Person or Entity.

SECTION 4: Representations and Warranties of the Company.
The Company represents and warrants to the Holders as of the Execution Date and as of the Closing as follows:
4.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which the Company is party or by which the Company or any of its assets are bound. The Company is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the Company.
4.2 Authority; No Conflict.
4.2(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement in connection with the Contemplated Transactions and the Merger, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions and the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger Agreement or to consummate the Contemplated Transactions or the Merger (other than with respect to the Merger, the Required Company Stockholder Vote to be effected pursuant to the Majority Stockholder Written Consent Agreements and, as required by the DGCL and NRS, the filing of the Certificates of Merger). Each of this Agreement and the Merger Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the Holders and Parent and due execution and delivery of the Merger Agreement by Parent, as applicable, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
4.2(b) Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of any of the Contemplated Transactions or the Merger do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company, (ii) contravene, conflict with, or result in a violation of, any Legal Requirements to which the Company, or any of the assets owned or used by the Company, is subject, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company, or that otherwise relates to the business of, or any of the assets owned or used by, the Company, (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Company is a party, (v) require a Consent from any Person, or (vi) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company, except, in the case of clauses (ii), (iii), (iv), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement or the Merger Agreement in any material respect.

4.2(c) The execution and delivery of this Agreement and the Merger Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions and the Merger by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, or state securities laws, (B) the filing of the Certificates of Merger as required by the DGCL and NRS, and (C) filings made in connection with applicable Antitrust Laws and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Contemplated Transactions or the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.
4.3 SEC Reports. The Company has made available through EDGAR to the Holders a correct and complete copy of each of the Company SEC Reports, which are all the forms, reports and documents required to be filed by the Company with the SEC. Except as set forth in the Company’s disclosure schedule to the Merger Agreement, as of their respective filing dates, the Company SEC Reports (a) were prepared in accordance and complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Company SEC Reports, and (b) did not (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.4 Financial Statements. The financial statements and notes contained or incorporated by reference in the Company SEC Reports present fairly the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis throughout the periods presented and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC or GAAP.
4.5 Equity Securities. The Company does not have, and has never had, a class of equity securities registered under Section 12 of the Exchange Act.
4.6 No Commission.  The Company has not paid and has no obligation to pay any commission or other remuneration to any Person for soliciting the Conversion.
4.7 All Notes. To its knowledge, the Company represents that all Holders of Notes are listed on Schedule A, and such Schedule accurately lists the entirety of the Notes held by such Holders listed thereon.

SECTION 5: Additional Agreements.
5.1 Legal Conditions to the Contemplated Transactions. Subject to the terms hereof, Parent, the Company and each Holder, severally but not jointly, shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions and the Merger as promptly as reasonably practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any Consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by it in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the Merger, (iii) as promptly as practicable, make all filings and any other required submissions it is required to make, with respect to this Agreement, the Contemplated Transactions and the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the Contemplated Transactions and the Merger, and to fully carry out the purposes of this Agreement. Parent, the Company and the Holders shall use commercially reasonable efforts to cooperate with each other in connection with the making of all such filings other than any filing required to be made by holders of Notes with the SEC or any regulatory body (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, this Section 5.1 shall not be deemed to impose greater or different obligations on the Company or Parent with respect to the Merger than as provided in the Merger Agreement.
5.2 Public Disclosure. No party shall issue any press release or otherwise make any public statement or other disclosure with respect to the Contemplated Transactions, unless (a) the other parties shall have approved such disclosure, or (b) such disclosure is required by any Legal Requirement. None of the parties hereto other than Goldman shall use the name of Goldman, Sachs & Co. or any other Affiliate of Goldman without obtaining in each instance the prior written consent of Goldman.
5.3 Notification of Certain Matters. Each party shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any respect, or (b) any covenant, condition or agreement not to be complied with or satisfied by such party under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to any other party or the conditions to any other party’s obligation to consummate the Contemplated Transactions. Each of Parent and the Company shall keep the Holders informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving Parent or the Company, as applicable, so that the Holders will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and Parent and the Company shall reasonably cooperate with the Holders, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meetings with regulatory and, if requested by the Holders of a majority of the aggregate principal amount of the Notes, making a public announcement of such matters).

5.4 Market Standoff. For periods beginning on the Closing Date and ending on the six-month anniversary of the Closing Date, each Holder, severally but not jointly, hereby agrees not to, directly or indirectly, offer, sell, pledge, Contract to sell (including any short sale), grant any option to purchase, or otherwise transfer or dispose of any shares of Parent Common Stock acquired by Holder pursuant to the Merger Agreement or enter into any Hedging Transaction (as defined below) relating to any such shares of Parent Common Stock. Notwithstanding anything herein to the contrary a Holder may, without the prior consent of any party, transfer shares of Parent Common Stock to one of its respective Affiliates; provided, that such transferee will be bound by the restrictions of this Section 5.4. For purposes of this Section 5.4, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to any Parent Common Stock. For purposes of clarity, the foregoing shall in no respect restrict or inhibit the ability of a Holder to, directly or indirectly, buy or Contract to buy any securities of Parent, nor shall the provisions of this Section 5.4 impair the ability of a Holder to make any distributions of Parent Common Stock to its interest holders (but subject to the continued applicability of this provision) in connection with a winding up or liquidation of such Holder.
5.5 Release of Dissenter’s Rights. Subject to consummation of the Merger and the revocation standards of Section 1.2 hereof, each Holder hereby fully, finally, and forever releases, waives and discharges any dissenter’s rights, that such Holder is or may be entitled to in accordance with Nevada Revised Statutes Section 92A.420 and in connection with the Merger.
5.6 Exchange Act Reports. Parent covenants to use reasonable best efforts to timely make all filings required under the Exchange Act and the rules promulgated thereunder.
5.7 Registration Rights Agreement. The Parent shall enter into the Registration Rights Agreement.
5.8 No Additional Agreements. Neither the Company nor Parent has any agreement or understanding with any Holder with respect to the Contemplated Transactions or the transactions contemplated by the Merger Agreement other than as specified in this Agreement, the Merger Agreement or the agreements delivered thereunder.
5.9 SEC Reports. Each of Parent and the Company shall promptly, and with a view to filing by 4:00 p.m. Eastern Standard Time on the trading day immediately following the date of this Agreement, file with the SEC a Current Report on Form 8-K to disclose the material terms of the Contemplated Transactions, the Merger and related transactions.
SECTION 6: Conditions to the Contemplated Transactions.
6.1 Conditions to Each Party’s Obligation To Effect the Contemplated Transactions. The respective obligations of each party to this Agreement to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
6.1(a) All of the conditions to the obligation of the parties to the Merger Agreement to effect the Merger set forth in Section 6 of the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement by December 31, 2008.
6.1(b) All authorizations, Consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Merger and the Contemplated Transactions, shall have been filed, been obtained or occurred.
6.1(c) No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction (preliminary or permanent) or other Legal Requirement which is in effect and which has the effect of making the Merger of the Contemplated Transactions illegal or otherwise prohibiting consummation of the Merger or the Contemplated Transactions.

6.1(d) This Agreement shall not have been terminated in accordance with Section 7.
6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent:
6.2(a) The representations and warranties of the Holders and the Company set forth in this Agreement shall be true and correct (without respect to any materiality standard contained in an individual representation or warranty) in all material respects as of the Execution Date and as of the Closing Date as though made on the Closing Date.
6.2(b) Each Holder and the Company shall have performed in all material respects all obligations required to be performed by such Holder or the Company, as applicable, under this Agreement on or prior to the Closing Date.
6.2(c) Each Holder shall have executed and delivered to Parent any documents reasonably requested by Parent pursuant to Section 1.3(b) or Section 1.4(c) above.
6.3 Additional Conditions to Obligations of the Holders. The obligation of each Holder to effect the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Holders:
6.3(a) The representations and warranties of Parent and the Company set forth in this Agreement shall be true and correct (without respect to any materiality standard contained in an individual representation or warranty) in all material respects as of the Execution Date and as of the Closing Date as if made on the Closing Date.
6.3(b) Each of Parent and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
6.3(c) No amendment, modification or waiver of the terms of the Merger or the Merger Agreement shall have been made such that any Holder would have the right to revoke or seek a revocation of its election under Section 1.2.
6.3(d) Parent shall have entered into the Registration Rights Agreement with the other parties signatory thereto.
SECTION 7: Termination and Amendment.
7.1 Termination. This Agreement may be terminated at any time prior to the Closing, by written notice by the terminating party to the other party, before or after the approval of the Merger Agreement by the stockholders of Parent:
7.1(a) by mutual written consent of Parent, the Company, Goldman, Pinnacle, Pinnacle China, Liberty Harbor and the Holders of a majority of the aggregate outstanding principal amount of the Notes;

7.1(b) by Parent or any Holder , with prompt notice to the non-terminating parties, if a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions or the Merger;
7.1(c) by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Holder set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and (ii) if curable, shall not have been cured prior to twenty (20) days following receipt by each Holder, of written notice from Parent of such breach or failure to perform;
7.1(d) by Goldman, Pinnacle, Pinnacle China, Liberty Harbor and the Holders of a majority of the aggregate outstanding principal amount of the Notes, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and (ii) if curable, shall not have been cured prior to twenty (20) days following receipt by Parent of written notice from the Holders of such breach or failure to perform;
7.1(e) by Goldman, Pinnacle, Pinnacle China, Liberty Harbor and the Holders of a majority of the aggregate outstanding principal amount of the Notes, following any amendment, modification or waiver of the terms of the Merger or the Merger Agreement such that any Holder would have the right to revoke or seek a revocation of its election under Section 1.2.;
7.1(f) by Parent, the Company, Goldman, Pinnacle, Pinnacle China, Liberty Harbor or the Holders of a majority of the aggregate outstanding principal amount of the Notes if the Merger Agreement shall have been terminated; or
7.1(g) by Parent, the Company or any Holder if the Effective Time shall not have occurred by December 31, 2008.
7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement, without further action of the parties, including, but not limited to, any election made by a Holder in accordance with Section 1.2 or waiver of dissenter’s rights under Section 5.5, shall immediately become void and there shall be no liability or obligation on the part of Parent or any Holder or their respective officers, directors, stockholders, or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation, and (ii) the provisions of Sections 5.2 (Public Disclosure), Section 7.2 (Effect of Termination), and Section 8 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
SECTION 8: Miscellaneous Provisions.
8.1 Survival. The representations, warranties, covenants, and agreements of the parties made herein and in the Registration Rights Agreement, and with respect to any Holder, made in all agreements, documents, and instruments executed and delivered by such Holder in connection herewith (i) are material, shall be deemed to have been relied upon by each other party, and shall survive the Closing regardless of any investigation on the part of any other party or its Representatives, with each party reserving its rights hereunder, and (ii) shall bind the applicable party’s successors and assigns (including, without limitation, any successor by way of acquisition, merger, or otherwise), whether so expressed or not, and shall inure to the benefit of each other party and its respective successors and assigns.

8.2 Fees, Expenses and Taxes. Except as otherwise provided in Section 4(d)(viii) of the Notes, all fees, expenses and Taxes, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees, expenses or Taxes whether or not the Contemplated Transactions are consummated.
8.3 Amendment. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of Parent, the Company and a majority in interest of the Holders measured by principal amount of the Notes; provided, however, that no such amendment will be effective unless agreed to in writing by each of Goldman, Pinnacle, Pinnacle China and Liberty Harbor.
8.4 Waiver.
8.4(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
8.4(b) At any time prior to the Closing, Parent (with respect to any Holder and the Company), the Company (with respect to any Holder and Parent) and any Holder for itself and no other Holder (with respect to Parent and the Company), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.
8.6 Execution of Agreement; Counterparts; Electronic Signatures.
8.6(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.
8.6(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.6(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.
8.7 Governing Law. Except to the extent that the corporate laws of the State of Nevada or the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
8.8 Consent to Jurisdiction; Venue. In any action or proceeding between or among the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in the Borough of Manhattan, the City of New York, New York (each, a “New York Court”), and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any New York Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Holder agrees that personal service may be effected by mail addressed to their residence as reflected in the records of the Company, provided, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.
8.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
8.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any party without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights by any party without such consent shall be void and of no effect. Notwithstanding anything herein to the contrary, if a Holder transfers shares of Parent Common Stock to one of its respective Affiliates pursuant to Section 5.4, such Holder may, without the prior consent of any party, assign this Agreement to such Affiliate.
8.11 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:
If to Parent:
Heckmann Corporation
75080 Frank Sinatra Drive
Palm Desert, California 92211
Attention: Don Ezzell
Fax no.: 760.341.3727
with a copy to:
DLA Piper US LLP
2415 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Steven D. Pidgeon
Fax no.: 480.606.5524
If to the Company:
China Water and Drinks, Inc.
Unit 07, 6/F, Concordia Plaza
1 Science Museum Road
Tsimshatsui East, KO K3 00000
Attention: Xu Hong Bin
Fax no.: +86.20.3435.1997
with a copy to:
Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
Attention: Richard S. Green
Fax no.: 212.603.2001
and
Thelen Reid Brown Raysman & Steiner LLP
701 Eighth Street, NW
Washington, D.C. 20001
Attention: Joseph R. Tiano, Jr.
Fax no.: 202.654.1877

If to a Holder, to its address and facsimile number set forth on Schedule A, with copies to such Holder’s representatives as set forth on Schedule A.
8.13 Construction; Usage.
8.13(a) In this Agreement, unless a clear contrary intention appears:
(i) the singular number includes the plural number and vice versa;
(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii) reference to any gender includes each other gender;
(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof unless the context requires otherwise;
(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(vii) “or” is used in the inclusive sense of “and/or”;
(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and
(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” under this Agreement.
8.13(b) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
8.13(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
8.14 Enforcement of Agreement.
8.14(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.14(b) Each Holder acknowledges that the following materials are publicly available through EDGAR (a) Parent’s Registration Statement on Form S-1, filed with the SEC on November 8, 2007, Parent’s final prospectus relating thereto, dated November 12, 2007, and any and all other Parent SEC Reports (including all exhibits thereto), (b) the Trust Agreement, and (c) Parent’s Amended and Restated Certificate of Incorporation (collectively, the “Parent Disclosures”). Each Holder acknowledges and understands that (i) Parent is a special purpose acquisition corporation, (ii) Parent has established the Trust Fund for the benefit of its public stockholders and may disburse monies from the Trust Fund only as described in the Parent Disclosures, and (iii) in the event the Contemplated Transactions are not consummated for any reason by November 16, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. In accordance with foregoing, each Holder acknowledges and agrees that it does not have and will not have any right, title, interest or claim (collectively, “Claims”) of any kind or nature, in or to any monies held in the Trust Fund, hereby waives any and all Claims to any monies held in the Trust Fund that the Holders may have or seek to have in the future (including, but not limited to, any Claims arising as a result of the termination of this Agreement pursuant to Section 7.1, any breach of this Agreement by Parent, or otherwise) and will not seek recourse against the Trust Fund for any reason (a “Trust Waiver”). Notwithstanding the foregoing, this Section 8.14(b) shall not constitute a waiver of any other remedy of the Holders under this Agreement.
8.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
8.16 Accession by other Noteholders. Pursuant to the Note Purchase Documents, the releases, suspensions and waivers herein will bind all holders of Notes, and each holder of Notes will obtain rights to the Contingent Payment, whether or not they execute this Agreement. Parent will request each holder of Notes listed on Schedule A to execute this Agreement.
8.17 Certain Permitted Activities. Notwithstanding anything in this Agreement to the contrary, Goldman, Sachs & Co. and its Affiliates may engage in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of their business; provided that no material nonpublic information regarding the Merger is used in connection with such activities.
8.18 Additional Tax Matters.
8.18(a) Each party hereto agrees that the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the Parent and the Holders further agrees that, the exchange of Company Common Stock for Parent Common Stock in the Merger (including the exchange of the Company Common Stock to be received by the Holders pursuant hereto) is intended to be treated as a tax-free exchange under Section 354 of the Code, and, absent a final determination to the contrary, no party will take any action or position inconsistent with such treatment, and to the extent relevant, Parent will cause its Affiliates not to take any action or position inconsistent with such treatment.
8.18(b) Parent agrees that it will (and will, to the extent relevant, cause its Affiliates to) take the Contingent Payment into account for federal income tax purposes (i.e., either by deduction or capitalization of the Contingent Payment) only when and if the Contingent Payment becomes fixed (i.e., the Adjusted Net Income contingency under Section 1.6 is resolved). Parent further agrees that, if and only if Parent makes the Contingent Payment, Parent will send (or cause to be sent) a Form 1099 to the Holders reporting the income from the Contingent Payment in and for the year of such payment.
8.18(c) Each Holder will provide a Form W-9, substitute Form W-9 or Form W-8, as applicable, prior to the Closing.
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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Parent:		Company:

Heckmann Corporation		China Water and Drinks, Inc.

By:	/s/ Richard J. Heckmann	By:	/s/ Xu Hong Bin

Name:	Richard J. Heckmann	Name:	Xu Hong Bin

Title:	Chief Executive Officer and Chief Financial Officer	Title:	President

Holders:

The Pinnacle Fund, L.P.

By: Pinnacle Advisors, L.P., its General Partner

By: Pinnacle Fund Management, LLC, its General Partner

	By:	/s/ Barry M. Kitt

	Name:	Barry M. Kitt

	Title:	Sole Member

Pinnacle China Fund, L.P.

By: Pinnacle China Advisors, L.P., its General Partner

By: Pinnacle China Management, LLC, its General Partner

By: Kitt China Management, LLC, its Manager

	By:	/s/ Barry M. Kitt

	Name:	Barry M. Kitt

	Title:	Manager

Goldman Sachs International

By:		/s/ Barend Pennings

Name:		Barend Pennings

Title:		Managing Director

Holder:

Liberty Harbor Master Fund I, L.P.

By:	/s/ Brendan McGovern

Name:	Brendan McGovern

Title:	Vice President

Holder:

Southwell Partners, L.P.

By:

Name:

Title:

Holder:

Westpark Capital, L.P.

By:

Name:

Title:

Holder:

Atlas Allocation Fund, L.P.

By:

Name:

Title:

Holder:

Hayman Capital Master Fund, L.P.

By:

Name:

Title:

Exhibit A
Certain Definitions
For purposes of the Agreement (including this Exhibit A):
Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.
Antitrust Laws. “Antitrust Laws” shall mean any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.
Cash Conversion Election. “Cash Conversion Election” shall mean the exercise by holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Amended and Restated Certificate of Incorporation.
Certificate of Incorporation Amendment. “Certificate of Incorporation Amendment” shall mean an amendment to Parent’s Amended and Restated Certificate of Incorporation approved by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholders’ Meeting, providing for perpetual existence of Parent.
Certificates of Merger. “Certificates of Merger” shall mean the certificate of merger satisfying the applicable requirements of the DGCL and the articles of merger satisfying the applicable requirements of the NRS required to be filed in connection with the Merger.
Company SEC Reports. “Company SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by the Company with the SEC.
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Contract. “Contract” shall mean, with respect to a specified Person, any written agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, or written legally binding commitment or undertaking of any nature to which the specified Person is a party or by which it or any of its properties or assets may be bound or affected.
Control. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by Contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (50)% of the outstanding voting securities of such Person.
DGCL. “DGCL” shall mean the Delaware General Corporation Law.
EDGAR. “EDGAR” shall mean the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

Effective Time. “Effective Time” shall mean the date and time the Merger becomes effective.
Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, or other enterprise, association, organization or entity.
Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
Exchange Ratio. “Exchange Ratio” shall mean 0.8 of a share of Parent Common Stock.
GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to herein were prepared.
Goldman. “Goldman” shall mean Goldman Sachs International.
Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, or (b) right under any Contract with any Governmental Body.
Governmental Body. “Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body and any court or other tribunal), or (d) any self-regulatory organization.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange on which Parent Common Stock is listed). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
Liberty Harbor. “Liberty Harbor” shall mean Liberty Harbor Master Fund I, L.P.
Liens. “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
Majority Stockholder Written Consent Agreements. “Majority Stockholder Written Consent Agreements” shall mean the majority stockholder written agreement (i) by and between the Company and Xu Hong Bin, and (ii) the Company and Chen Xing Hua, each, of even date herewith.

Merger Closing. “Merger Closing” shall mean the Closing as defined in Section 1.3 of the Merger Agreement.
Note Escrow Agreement. “Note Escrow Agreement” shall mean the escrow agreement dated January 24, 2008 between the Company, the Holders, TriState Title and Escrow LLC, Roth Capital Partners and the other holders of Notes party thereto, as amended.
Note Purchase Agreement. “Note Purchase Agreement” shall mean the securities purchase agreement dated January 24, 2008 between the Company, the Holders, and the other holders of Notes party thereto.
Note Purchase Documents. “Note Purchase Documents” shall mean the Note Purchase Agreement, the Notes, the Notes RRA, the Note Escrow Agreement and the agreements listed in Section 1.4(a) and all other agreements and documents executed and delivered in connection therewith, as amended from time to time through the Execution Date.
Notes RRA. “Notes RRA” shall mean the registration rights agreement dated January 24, 2008 between the Company, the Holders, and the other holders of Notes party thereto, as amended through the Execution Date.
NRS. “NRS” shall mean the Nevada Revised Statutes.
Organizational Documents. “Organizational Documents” means the certificate or articles of incorporation, bylaws and other organizational documents.
Parent SEC Reports. “Parent SEC Reports” shall mean each report, registration statement and definitive proxy statement filed by Parent with the SEC.
Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on (i) the adoption of the Merger Agreement by the stockholders of Parent, (ii) the issuance of Parent Common Stock in the Merger, and (iii) the adoption of the Certificate of Incorporation Amendment.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Pinnacle. “Pinnacle” shall mean The Pinnacle Fund, L.P.
Pinnacle China. “Pinnacle China” shall mean Pinnacle China Fund, L.P.
Release Agreement. “Release Agreement” shall mean that certain release agreement by and between the Company, Parent and the other parties signatory thereto of even date herewith.
Representatives. “Representatives” shall mean any party’s respective directors, officers or employees.
Required Parent Stockholder Vote. “Required Parent Stockholder Vote” shall mean the affirmative vote to adopt the Merger Agreement, approve the issuance of Parent Common Stock in the Merger and adopt the Certificate of Incorporation Amendment by the holders of a majority of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date of the Parent Stockholder Meeting and constituting a quorum for the purpose of voting on such proposal and the absence of the Cash Conversion Election.
SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
Trust Agreement. “Trust Agreement” shall mean that certain Investment Trust Management Agreement, dated as of November 16, 2007, by and between Parent and American Stock Title & Transfer Co., as trustee of the trust fund established pursuant thereto.
Trust Fund. “Trust Fund” shall mean the trust fund established pursuant to the Trust Agreement.

Exhibit B
Form of Registration Rights Agreement

B-1

Schedule A

	Principal Amount	Pro Rata Portion of
Name and Address of Holder	of Notes	Contingent Payment	Holder’s Representatives

The Pinnacle Fund, L.P.	$2,000,000	$1,798,148	Winston & Strawn LLP
4965 Preston Park Blvd., Suite 240			200 Park Avenue
Plano, Texas 75093			New York, New York 10166
Attention: Barry M. Kitt			Attention: Eric L. Cohen, Esq.
Fax: (972) 985.2121			Fax: (212) 294.4700

Pinnacle China Fund, L.P.	$2,000,000	$1,798,148	Winston & Strawn LLP
c/o The Pinnacle Fund, L.P.			200 Park Avenue
4965 Preston Park Blvd., Suite 240			New York, New York 10166
Plano, Texas 75093			Attention: Eric L. Cohen, Esq.
Attention: Barry M. Kitt			Fax: (212) 294.4700
Fax: (972) 985.2121

Goldman Sachs International	$25,100,000	$22,566,770	Sullivan and Cromwell LLP
c/o Goldman Sachs (Asia) L.L.C.			28th Floor
68th Floor, Cheung Kong Center			Nine Queen’s Road Central
2 Queen’s Road Central			Hong Kong
Hong Kong			Attention: William Y. Chua, Esq.
Attention: Raymond Chow/Stella Ngan			Fax: (852) 2522.2280
Fax: (852) 2233.5619

Liberty Harbor Master Fund, L.P.	$10,000,000	$8,990,745	Winston & Strawn LLP
c/o Liberty Harbor I GP, LLC			200 Park Avenue
1 New York Plaza			New York, New York 10166
New York, NY 10004			Attention: Eric L. Cohen, Esq.
Attention: Brendan McGovern; Jon Yoder			Fax: (212) 294.4700
Fax: (646) 835.3510; (212) 256.5597

	Principal Amount	Pro Rata Portion of
Name and Address of Holder	of Notes	Contingent Payment	Holder’s Representatives

Southwell Partners, L.P.	$4,000,000	$3,596,296
1901 North Akard Street
Dallas, TX 75201
Attention: Wilson Jaeggli
Fax: (214) 922.9699

Westpark Capital, L.P.	$4,000,000	$3,596,296
4965 Preston Park Blvd, Suite 220
Plano, TX 75093
Attentino: Patrick J. Brosnahan
Fax: (972) 985.2161

Atlas Allocation Fund, L.P.	$2,000,000	$1,798,148
100 Crescent Court, Suite 880
Dallas, TX 75201
Attention: Caryn Peeples
Fax: (214) 999.6095

Hayman Capital Master Fund, L.P.	$900,000	$809,168
2626 Cole Avenue, Suite 200
Dallas, TX 75204
Attention: Chris Kirkpatrick
Fax: (214) 347.8051